Exhibit 5.1

December 4, 2015 LifePoint Hospitals, Inc. 330 Seven Springs Way Brentwood, Tennessee 37027

Ladies and Gentlemen:

We have acted as counsel to LifePoint Health, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of $500,000,000 aggregate principal amount of the Company’s 5.875% Senior Notes due 2023 (the “Notes”) and the related guarantees of the Notes (the “Guarantees” and, together with the Notes, the “Securities”) by the guarantors (the “Guarantors”) listed on Schedule V to the Underwriting Agreement (as defined below), pursuant to a registration statement on Form S-3 (File No. 333-202368) (the “Registration Statement”) and a related base prospectus (the “Base Prospectus”) and the prospectus supplement dated November 19, 2015 (the “Prospectus Supplement”).  As used in this letter, the term “Prospectus” means, collectively, the Prospectus Supplement and Base Prospectus.  The Securities are being issued under a senior debt securities indenture to be dated as of December 4, 2015 (the “Base Indenture”) among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), as supplemented by a first supplemental indenture to be dated as of December 4, 2015 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) among the Company, the Guarantors party thereto and the Trustee. The Securities are to be sold by the Company pursuant to an underwriting agreement dated November 19, 2015 (the “Underwriting Agreement”), by and among the Company, the Guarantors and Citigroup Global Markets Inc., as representative of the several underwriters named therein.

In connection with this opinion, we have examined (i) the Registration Statement; (ii) the Prospectus; (iii) the Indenture; (iv) the Underwriting Agreement; (v) the Securities; (vi) the Certificate of Incorporation of the Company, as amended and currently in effect (the “Certificate of Incorporation”); (vii) the By-Laws of the Company, as amended and currently in effect (the “By-laws”); (viii) the resolutions adopted by the Board of Directors of the Company (the “Board”) and the Pricing Committee of the Board relating to the issuance of the Securities, (ix) the resolutions of the relevant governing bodies of each of the Guarantors organized under the laws of Delaware (the “Specified Guarantors”) relating to the issuance of the Guarantees, (x) the certificates of incorporation, the certificates of formation, the certificates of limited partnership or other formation documents, as applicable, and the bylaws, the limited liability company agreements and the limited partnership agreements, as applicable, of the Specified Guarantors and (xi) such certificates of public officials and certificates of officers of the Company, and the originals (or copies thereof, certified or otherwise identified to our satisfaction) of such corporate documents,

December 4, 2015

records, agreements and instruments of the Company, and such other documents, records, agreements and instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, or as retrieved from the EDGAR database of the Securities and Exchange Commission (“SEC”), and the authenticity of the originals of such latter documents.  We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.  In making our examination of documents executed by parties other than the Company and the Specified Guarantors, we have assumed that such parties had the power, corporate or other, to enter into and perform all their obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.  As to any facts material to the opinions expressed herein which were not independently established or verified by us, we have, with your consent, relied upon statements and representations of officers and other representatives of the Company, the Guarantors and others.

On the basis of the foregoing, and in reliance thereon, and subject to the additional limitations, qualifications and exceptions set forth herein, we are of the opinion that:

1.             Assuming due authentication of the Notes by the Trustee, and upon payment and delivery of the Notes in accordance with the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.             Assuming due authentication of the Notes by the Trustee, and upon payment and delivery of the Notes in accordance with the Underwriting Agreement, the Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Any opinion set forth herein as to enforceability of obligations of the Company and any Guarantor is subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court before which any proceedings therefore may be brought (such principles of equity are of general application, and in applying such principles, a court might include a covenant of good faith and fair dealing and apply concepts of reasonableness and materiality).  Rights to indemnification and contribution may also be limited by statute or public policy grounds.  In addition, we express no opinions as to the enforceability of the provisions of any savings clause in the Guarantees to the extent the provision limit the obligations of the respective Guarantor or any right of contribution of any other party, or as to the effect of any such provisions on the enforceability of the Guarantees.

Our opinions set forth herein are limited to the laws of the State of New York and the General Corporation Law, Limited Liability Company Act and Revised Uniform Limited Partnership Act of the State of Delaware, and we do not express any opinion herein concerning any other laws.

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We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

The opinions set forth in this letter are effective as of the date hereof. We do not undertake to advise you of any changes in our opinion expressed herein resulting from matters that may arise after the date of this letter or that hereinafter may be brought to our attention. We express no opinions other than as herein expressly set forth, and no opinion may be inferred or implied beyond that expressly stated herein.

We consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on December 4, 2015, which is incorporated by reference into the Registration Statement.  We also consent to the reference to our firm appearing under the heading “Legal Matters” in the Registration Statement and the Prospectus.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

/s/ White & Case LLP

MR:PM:JC